EXHIBIT 99.1     PRESS RELEASE

ROSLYN BANCORP, INC.

1400 OLD NORTHERN BOULEVARD, ROSLYN, NY  11576-2154  TEL: (516) 621-6000

                              FOR IMMEDIATE RELEASE

                                         Contact:       Tormey Santolli
                                                        Investor Relations
                                                        Extension 1228

        ROSLYN BANCORP, INC. REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS

         QUARTERLY EARNINGS OF $13.4 MILLION UP 42.6% FROM $9.4 MILLION
                EARNINGS PER SHARE OF $0.35 UP 45.8 % FROM $0.24

       TWELVE MONTH EARNINGS OF $52.4 MILLION UP 56.9% FROM $33.4 MILLION
                 EARNINGS PER SHARE OF $1.36 UP 63.9% FROM $0.83

     FOURTH CONSECUTIVE RECORD QUARTER OF LOAN ORIGINATIONS - $364.9 MILLION
                   A 160.6% INCREASE FROM PRIOR YEAR'S QUARTER


ROSLYN, NEW YORK,  JANUARY 26, 1999 - Roslyn Bancorp,  Inc.  (NASDAQ:RSLN),  the

holding  company for The Roslyn Savings Bank,  today reported record earnings of

$13.4  million,  or $0.35 per share,  for the quarter  ended  December 31, 1998,

representing increases of 42.6% and 45.8%,  respectively,  from the $9.4 million in net  income,  or $0.24 per  share,  reported  for the  comparable  prior year period.  Core  earnings  per share  for the  quarter  ended  December  31,  1998 increased  25.9% to $0.34 per share,  compared to $0.27 for the 1997  comparable period.  Basic  and  diluted  per  share  amounts  are the same for all  periods presented.


Net income for the twelve  months  ended  December  31, 1998 was a record  $52.4 million, or $1.36 per share, as compared with $33.4 million, or $0.83 per share,

for the  corresponding  period in 1997.

The  Company's  reported  earnings  for the quarter and year ended  December 31,

1997, include charges of $2.3 million and $2.7 million, respectively, after-tax,

for settlement of asserted claims including  professional  fees related thereto.

Additionally,  net income for the year ended  December 31, 1997  includes a $7.4 million  after-tax  non-recurring  charge  relating to the funding of The Roslyn

Savings  Foundation  (a  charitable  foundation  formed by the  Company  for the benefit of the  communities it serves).  Excluding  such charges,  the Company's reported  earnings for the quarter and year ended December 31, 1997,  were $11.7 million  and $43.4  million,  respectively,  or $0.29 and $1.08 per share.  This represents  an  earnings  per  share  increase  for 1998 of  20.7%,  and  25.9%,

respectively, from the 1997 period.


The  Company's  return on average  equity and assets for the  December  31, 1998 quarter was 9.13% and 1.44%,  compared  to 6.13% and 1.07% for the 1997  period.

Based on cash  earnings,  the return on average equity and assets was 10.43% and

1.64% for the quarter ended  December 31, 1998. For the  corresponding  periods,

the Company's cash  efficiency  ratio was 34.42% and 43.13%.  Loan  originations increased  160.6% to $364.9  million for the fourth  quarter  1998,  compared to

$140.0 million in the 1997 fourth quarter.


Commenting  on the  Company's  record  results,  Joseph  L.  Mancino,  Chairman,

President and Chief Executive  Officer stated,  "Roslyn's record earnings,  both for the  quarter  and the year,  are  indicative  of the  success in meeting our financial and strategic  objectives.  We have  continued our earnings  momentum,

evidenced by double digit growth in both earnings per share and return on equity for both the quarter and year ended  December 31, 1998.  Equally  important,  we have  accomplished  increases  in core  earnings per share the past two quarters without the financial benefit of a stock repurchase program."

QUARTERLY CASH EARNINGS - $15.4 MILLION

Cash earnings  represent the amount by which tangible equity changes each period due to operating  results.  Cash  earnings  include  reported  earnings plus the non-cash charges for goodwill  amortization and amortization relating to certain employee stock benefit plans. The Company's performance on a cash earnings basis is an important analytical measure for investors or potential  investors,  since tangible equity  generation can be utilized to repurchase  stock,  pay dividends and support greater asset and franchise growth.


For the quarter ended December 31, 1998,  the Company  earned $15.4 million,  or

$0.41 per share, in cash earnings,  increasing  tangible equity by an additional

$2.0  million,  or 14.3%,  as compared to  reported  earnings of $13.4  million.

Compared to the fourth quarter in 1997, cash earnings increased $3.8 million, or

32.6%, and cash earnings per share have increased $0.12, or 41.4%.


RECORD LOAN ORIGINATIONS

Roslyn experienced its fourth  consecutive  quarter of record loan originations.

For the quarter ended December 31, 1998, the Company's loan originations reached

$364.9 million, a 160.6% increase over the prior year's  corresponding  quarter.

During the past twelve months, the Company has more than doubled its 1997 record level of annual loan originations. Mr. Mancino stated, "We have made substantial progress in enhancing our asset generation  capabilities through Roslyn National

Mortgage Corporation.  This has been accomplished while continuing record levels in core earnings growth."

SIXTH CONSECUTIVE QUARTERLY DIVIDEND INCREASE

Consistent  with Roslyn's  commitment to providing  shareholder  value,  and its capacity  for  exceptional  earnings,  the  Board  of  Directors  increased  the quarterly dividend for the sixth consecutive quarter. The Board of Directors, at their  November  20, 1998  meeting,  declared a quarterly  dividend of $0.11 per share, which was paid on December 14, 1998 to shareholders of record on December

2, 1998.


BRANCH OPENINGS

On November 30,  1998,  Roslyn  opened  full-service  offices in  Oceanside  and

Smithtown, New York. Currently,  deposits aggregated in excess of $37 million in these  offices  and have  surpassed  expectations.  "The  success of our de novo strategy  has  been  substantiated  by the  outstanding  performance  of our new branches.  This  strategy  will continue to be an integral part of the Company's growth initiatives," stated Mr. Mancino.


Additionally,  Roslyn  National  Mortgage  Corporation  has  expanded  its  loan origination network by opening four additional  mortgage  origination offices in

Virginia,  New Jersey,  Maryland and New York. The mortgage  company  intends to continue  increasing  its  loan  production  capabilities  and  market  share by expanding  its  geographic  reach  through  both  internal  growth and  possible acquisitions.


PROPOSED ACQUISITION OF T R FINANCIAL CORP.

On May 26,  1998,  the  Board of  Directors  of  Roslyn  Bancorp,  Inc.  and T R

Financial  Corp.,  the holding company for Roosevelt  Savings Bank announced the signing  of a  definitive  agreement  to  merge  the  holding  companies  in  an exchange-of-stock  transaction.  During the quarter ended  December 31, 1998 the companies received all required regulatory  approvals and mailed proxy materials to shareholders to consider the proposed  merger.

On December 22, 1998, each of the companies  shareholders  voted  overwhelmingly endorsing the transaction.


On January 24, 1999, the Board of Directors of Roslyn  Bancorp,  Inc.  announced the  Companies  will go forward with the proposed  merger,  and T R  Financial's stockholders  will receive  2.05 shares of Roslyn common stock for each share of

T R Financial  common  stock  held.  The  closing  is  expected to take place in

February 1999, subject to the satisfaction of customary closing conditions.


"We are excited about this combination of two strong community-minded  financial institutions,"  stated Mr.  Mancino.  "This merger will provide  Roslyn with the market share necessary to significantly capitalize on cross-selling our array of products  and quality  services to our  customers.  We will have $7.7 billion in assets,  more  than  $4.1  billion  in  deposits,  and 25  full-service  banking locations.  This  significantly  strengthens  and expands the Roslyn  franchise.

Roslyn now becomes one of the top 10 banks in deposit  market share in Brooklyn,

Queens,  Nassau and Suffolk counties,  whose combined populations exceed that of

39  individual  states  across the nation.  In addition,  Roslyn is now fifth in deposit  market  share  in  Nassau  County  which is part of the  third  highest statistical area in terms of median household income in the nation."


REVIEW OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 1998


SIGNIFICANT IMPROVEMENT IN NET INTEREST INCOME

Net  interest  income for the quarter  ended  December 31, 1998  increased  $1.6 million, or 6.5% to $26.2 million from the corresponding prior year quarter. The increase in net interest income was attributable to the increase in average interest-earning assets resulting from growth in the balances of mortgage loans and debt and equity securities, partially offset by a decrease in mortgage-backed securities.


Further  contributing to net interest  income growth,  was an improvement in the

Company's  net  interest  rate  spread to  2.05%,  reflecting  a 16 basis  point increase  from the  prior  year  quarter.  On a linked  quarter  basis,  the net interest rate spread  increased 31 basis points from 1.74% recorded in the third quarter of 1998. The net interest margin remained relatively  unchanged at 2.87%

for the 1998 quarter as compared to 2.85% for the prior year quarter.


POSITIVE TREND IN NON-INTEREST INCOME

Non-interest  income,  excluding  securities gains, totaled $3.0 million for the quarter ended December 31, 1998, a 91.7% increase over the $1.6 million reported for the prior year's  corresponding  quarter.  The increase  was  primarily  the result of a $1.1 million increase in income from mortgage banking  operations in connection  with  management's  decision to increase  sales of newly  originated loans into the secondary  market,  and to a lesser extent, an increase in retail service  fees  directly  related  to the  Company's  enhanced  checking  account products.


Due to the current low rate environment, the Company expects to continue to sell the majority of its  residential  originations  into the secondary  market in an effort to manage its interest  rate risk and  increase its income from  mortgage banking operations.


CONTINUED CONTROL OF NON-INTEREST EXPENSE

General and administrative expenses,  increased $2.5 million, or 26.5%, to $11.9 million for the quarter ended December 31, 1998. The increase primarily reflects additional commission and other
compensation  costs associated with the increased  volume of loan  originations,

and to a lesser extent, an increase in office occupancy expense.  The efficiency ratio for the quarter  ended  December 31, 1998,  was 40.58%,  as compared  with

50.88% for the comparable 1997 quarter.


REVIEW OF RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998


RECORD EARNINGS

The Company  earned a record $52.4 million for the twelve months ended  December

31,  1998,  an  increase  of $19.0  million,  or 56.9%,  from the $33.4  million reported for the prior year's  corresponding  twelve  month  period.  The record earnings for the twelve  months ended  December 31, 1998 resulted in a return on average equity and assets of 8.75% and 1.40%,  compared to 6.57% and 1.29%,  for the twelve months ended December 31, 1997. Excluding the aforementioned  charges for  settlement  of asserted  claims and funding the  Foundation,  reported  net income for the year ended December 31, 1997 would have been $43.4 million.


IMPROVED NET INTEREST INCOME

Net interest income  increased $3.0 million,  or 3.1%, to $101.6 million for the twelve months ended December 31, 1998 over the comparable  period last year. The increase  in net  interest  income  was  attributable  to the  growth in average interest-earning  assets to $3.65 billion for the twelve  months ended  December

31,  1998  from  $3.08  billion  for the  1997  period,  partially  offset  by a corresponding  decrease in the average yield to 7.09% from 7.31%.  The growth in interest-earning  assets was funded by  increases  in deposits  and  borrowings,

along with re-invested cash flows.

RECORD LEVEL OF NON-INTEREST INCOME

Non-interest income increased $10.1 million, or 108.9%, to $19.3 million for the twelve  months ended  December 31, 1998,  as compared  with $9.2 million for the comparable  period last year.  The increase was  primarily  the result of a $4.6 million increase in income from mortgage banking operations,  and a $4.4 million increase in gains on the sale of securities,  and to a lesser extent,  by a $1.0 million increase in real estate operations.


NON-INTEREST EXPENSE

General and administrative  expenses increased $4.4 million,  or 11.0%, to $44.3 million for the twelve  months ended  December  31, 1998.  The increase in 1998,

primarily   reflects  a  full  year  of  costs  associated  with  the  Company's stock-related  benefit  plans  established  in the third  quarter  of 1997,  and additional commission and other compensation costs associated with the increased volume  of loan  originations,  and to a lesser  extent  an  increase  in office occupancy expense.


The overall decrease in the Company's non-interest expense for the twelve months ended  December 31, 1998, as compared with the 1997 period,  relates to one-time charges  incurred  in the prior  year's  corresponding  period of $12.7  million associated  with the funding of The Roslyn  Savings  Foundation and $4.6 million related to the  settlement  of asserted  claims and  professional  fees  related thereto.


The Company's  efficiency  ratio  improved to 39.15% for the twelve months ended

December 31, 1998, as compared with 42.33% for the comparable  1997 period.  For the twelve months ended December 31, 1998,  Roslyn's efficiency ratio, on a cash

earnings   basis,   improved  to  31.53%,   as  compared  with  36.98%  for  the

corresponding   1997  period.   The  1997  ratios  include  the  effect  of  the

aforementioned  settlement  of asserted  claims and  professional  fees  related thereto.

BALANCE SHEET SUMMARY

Total assets at December  31, 1998  increased to $3.74  billion,  or 3.7%,  from

$3.60 billion at December 31, 1997, due primarily to an increase in the mortgage loan portfolio, funded substantially through deposit growth and a redirection of cash flows from securities.  Loans, net, increased $303.4 million,  or 30.5%, to

$1.30 billion as compared with $993.6 at prior year end.


The  allowance  for possible  loan losses  totaled $24.8 million at December 31,

1998,  and  represented  2.04% of loans.  The provision for possible loan losses increased to $750,000 for the twelve months ended December 31, 1998, as compared with $600,000 for the prior corresponding period.  Management assesses the level and adequacy of the allowance  for possible loan losses based on the  evaluation of known and inherent risks in the loan portfolio and upon  continuing  analysis of the factors underlying the quality of the loan portfolio.


Total deposits  increased $128.6 million,  or 6.6%, to $2.07 billion at December

31, 1998, as compared to $1.94  billion at December 31, 1997.  This increase was primarily  the  result of  continued  growth in  Roslyn's  newest  core  deposit products,  Quantam  Savings,  Free Checking and Charter  Money Market.  Borrowed

funds  decreased $7.0 million to $959.5 million at December 31, 1998 as compared with $966.5 million for the prior year end.


Stockholders'  equity  decreased $29.4 million to $598.9 million at December 31,

1998 from $628.3  million at December 31, 1997.  This decrease is principally do to the  repurchase  of  2,242,500  shares  of the  Company's  common  stock  and dividends paid of $15.7 million during the twelve months ended December 31, 1998 and  a  decrease  of  $18.5  million  in  net  unrealized  gains  on  securities available-for-sale,  net of taxes, to $14.4 million.  Offsetting these decreases are the  twelve  months  earnings  of $52.4


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


million, and the amortization of unallocated and unearned shares of common stock held by the Company's  stock-related  benefit  plans.  At December 31, 1998, the book value per share amounted to $14.47.


Roslyn Bancorp,  Inc. is the holding company for The Roslyn Savings Bank,  which operates ten full service  banking  locations in Nassau and Suffolk  counties on

Long  Island  and  fourteen  mortgage  origination  offices  of Roslyn  National

Mortgage  Corporation  (a  wholly-owned  subsidiary of The Roslyn  Savings Bank)

operating  in  New  York,  New  Jersey,  Connecticut,   Delaware,  Pennsylvania,

Virginia, and Maryland.


Statements  contained in this news release  which are not  historical  facts are forward-looking  statements,  as that term is defined in the Private  Securities

Litigation  Reform Act of 1995. Such  forward-looking  statements are subject to risks and  uncertainties  which could cause actual results to differ  materially from those currently anticipated due to a number of factors,  which include, but are not limited to, factors discussed in documents filed by the Company with the

Securities and Exchange Commission from time to time.


Roslyn Bancorp,  Inc.'s press releases are available by fax at no charge through

Business Wire's News-On-Demand  service. For an index of Roslyn Bancorp,  Inc.'s press releases or to obtain a specific release,  call (888) 329-4697 or visit us on the worldwide web at: http://www.roslynsavings.com.


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


                                               ROSLYN BANCORP, INC.
                                                   (NASDAQ:RSLN)
                                  (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                                                     DECEMBER 31,                DECEMBER 31,
SELECTED FINANCIAL CONDITION DATA                                                        1998                        1997
---------------------------------
                                                                                  --------------------          -------------------
    Money market investments..............................................        $     38,000                   $         -
    Securities available-for-sale.........................................           2,235,283                     2,350,826
    Securities held-to-maturity...........................................              68,786                       202,123
    Loans, net of unearned income (1).....................................           1,297,032                       993,603
    Allowance for possible loan losses....................................              24,779                        24,029
    Total loans, net (1)..................................................           1,272,253                       969,574
    Intangible assets.....................................................               2,449                         2,906
    Total assets..........................................................           3,735,032                     3,601,079
    Deposits..............................................................           2,070,831                     1,942,245
    Borrowed funds........................................................             959,469                       966,451
    Total stockholders' equity............................................             598,898                       628,335
    Book value per share..................................................               14.47                         14.40

SELECTED FINANCIAL DATA
-----------------------
  CAPITAL (2):
--------------
     Risk based capital
       Tier 1.............................................................               23.18   %                     26.34  %
       Total..............................................................               24.43   %                     27.60  %

     Common shares outstanding at the end of the period...................          41,399,959                    43,642,459

  ASSET QUALITY RATIOS AND DATA:
  ------------------------------
     Non-performing assets as a percent of total assets...................                0.18    %                     0.18  %
     Non-performing loans as a percent of loans...........................                0.50    %                     0.66  %
     Allowance for possible loan losses as a percent of loans.............                2.04    %                     2.46  %
     Allowance for possible loan losses as
       a percent of total non-performing loans............................              405.42                        370.82  %
     Total non-performing loans...........................................        $      6,112                   $     6,480
     Real estate owned, net...............................................                 532                           157

(1)  Includes loans held-for-sale.
(2) The ratios  represent  the  capital  ratios of The Roslyn  Savings  Bank and Subsidiaries.


                                                ROSLYN BANCORP, INC.
                                                   (NASDAQ:RSLN)
                                  (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                                            FOR THE THREE MONTHS             FOR THE YEAR ENDED
                                                                             ENDED DECEMBER 31,                 DECEMBER 31,
                                                                         ----------------------------    ---------------------------
SELECTED OPERATING DATA                                                      1998            1997            1998            1997
-----------------------                                                  ------------    ------------    ------------   ------------
  Interest income..................................................      $  64,587       $  62,378       $  258,917     $   224,964
  Interest expense.................................................         38,398          37,795          157,335         126,414
                                                                         ------------    ------------    ------------   ------------
  Net interest income before provision for possible loan losses....         26,189          24,583          101,582          98,550
  Provision for possible loan losses...............................              -             150              750             600
                                                                         ------------    ------------    ------------   ------------
  Net interest income after provision for possible loan losses.....         26,189          24,433          100,832          97,950
                                                                         ------------    ------------    ------------   ------------
Non-interest income:
--------------------
  Fees and service charges.........................................            786             469            2,799           2,286
  Mortgage banking operations......................................          2,121             998            8,126           3,508
  Net gains on securities..........................................          1,231           1,491            7,175           2,757
  Real estate operations, net......................................            103            (118)             869            (172)
  Other non-interest income........................................             23             233              353             869
                                                                         ------------    ------------    ------------   ------------
      Total non-interest income....................................          4,264           3,073           19,322           9,248
                                                                         ------------    ------------    ------------   ------------
Non-interest expense:
---------------------
  General and administrative expenses..............................         11,862           9,378           44,250          39,875
  Amortization of excess of cost over fair value of net
    assets acquired................................................            118             117              471             469
  Charitable contribution to The Roslyn Savings Foundation.........              -               -                -          12,711
  Settlement of asserted claims....................................              -           4,000                -           4,680
                                                                         ------------    ------------    ------------   ------------
      Total non-interest expense...................................         11,980          13,495           44,721          57,735
                                                                         ------------    ------------    ------------   ------------

  Income before provision for income taxes.........................         18,473          14,011           75,433          49,463
  Provision for income taxes.......................................          5,032           4,586           23,029          16,073
                                                                         ------------    ------------    ------------   ------------
  Net income.......................................................      $  13,441       $   9,425        $  52,404     $    33,390
                                                                         ============    ============    ============   ============

  Basic and diluted earnings per share.............................           0.35            0.24             1.36            0.83
  Basic and diluted earnings per share excluding charitable
    contribution to The Roslyn Savings Foundation..................              -               -               -             1.01

  Basic and diluted earnings per share (core basis) (1)............           0.34            0.27            1.25             1.04

(1) Represents  reported  earnings per share  adjusted for net gains on sales of securities and other 1997 one-time items, net of tax.


                                                ROSLYN BANCORP, INC.
                                                   (NASDAQ:RSLN)
                                   (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                                   FOR THE THREE MONTHS                     FOR THE YEAR ENDED
                                                                    ENDED DECEMBER 31,                          DECEMBER 31,
                                                              -------------------------------          ---------------------------
PERFORMANCE RATIOS:                                              1998              1997 (1)              1998            1997 (1)
-------------------                                           -----------          ----------          ----------       ----------
    Return on average assets.............................          1.44   %            1.07    %            1.40    %      1.29 %
    Return on average stockholders' equity...............          9.13   %            6.13    %            8.75    %      6.57 %(2)
    Net interest rate spread ............................          2.05   %            1.89    %            1.91    %      2.20 %
    Net interest margin .................................          2.87   %            2.85    %            2.78    %      3.20 %
    Operating expenses to average assets.................          1.27   %            1.52    %            1.18    %      1.41 %
    Net interest income to operating expenses............        220.78   %          183.76    %          229.56    %    221.19 %
    Efficiency Ratio ....................................         40.58   %           50.88    %           39.15    %     42.33 %

(1) The ratios shown for the quarter and year ended December 31, 1997,  include, on an after-tax basis, $2.3 million and $2.7 million,  respectively,  of charges for settlement of asserted claims  including  professional  fees related thereto and exclude the $7.4 million  after-tax effect of the shares  contributed to The Roslyn Savings Foundation.

(2) The ratio shown  assumes  that the  conversion  was  completed on January 1, 1997. The actual return on average stockholders'
    equity based on the January 10, 1997 conversion rate was 6.70%.



                                               ROSLYN BANCORP, INC.
                                                   (NASDAQ:RSLN)
                                  (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                                THREE MONTHS ENDED                    FOR THE YEAR ENDED
                                                                   DECEMBER 31,                          DECEMBER 31,
                                                           -----------------------------         ------------------------------
ACTUAL CONTRIBUTIONS TO
STOCKHOLDERS' EQUITY AND                                     1998             1997 (1)              1998             1997 (1)
RESULTANT CASH EARNINGS DATA:
                                                           ----------         ----------         -----------         ----------
Return on average assets.............................           1.64  %           1.32   %            1.65   %           1.65   %
Return on average stockholders' equity...............          10.43  %           7.53   %           10.26   %           8.42   %(2)
Operating expenses to average assets.................           1.07  %           1.29   %            0.95   %           1.23   %
Net interest income to operating expenses............         260.28  %         216.76   %          285.04   %         253.17   %
Efficiency ratio.....................................          34.42  %          43.13   %           31.53   %          36.98   %
Basic and diluted earnings per share.................     $     0.41         $    0.29           $    1.60           $   1.30

(1) The ratios shown for the quarter and year ended December 31, 1997,  include, on an after-tax basis, $2.3 million and $2.7
    million,   respectively,  of  charges  for  settlement  of  asserted  claims including  professional  fees  related  thereto and exclude the $7.4 million after-tax effect of the shares contributed to The Roslyn Savings Foundation.

(2) The ratio shown  assumes  that the  conversion  was  completed on January 1, 1997. The return on average  stockholders'
    equity based on the January 10, 1997 conversion date was 8.59%.
